Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-69572

          PROSPECTUS SUPPLEMENT TO THE PROSPECTUS DATED OCTOBER 9, 2001
                                       OF
                               MIRANT CORPORATION

                                   RELATING TO
                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                   2.5% CONVERTIBLE SENIOR DEBENTURES DUE 2021

The Prospectus dated October 9, 2001 ("the Prospectus") relating to resales by selling securityholders of Mirant Corporation's 2.5% Convertible Senior Debentures Due 2021 is hereby supplemented by amending the "Recent Developments" section on page 7 thereof by inserting the following developments at the conclusion of that section:

Notice of Termination Concerning Acquisition of EcoElectrica Holdings Ltd.: On December 31, 2001, we gave notice to Enron Asset Holdings, LLC, Edison Mission Energy and EME del Caribe that we were terminating the Stock Purchase Agreements in connection with our previously announced proposed acquisition of EcoElectrica Holdings Ltd.

Stock Issuance: On December 26, 2001, we completed the issuance and sale underwritten by Credit Suisse First Boston Corporation of 60,000,000 shares of our common stock, par value $0.01 per share. A portion of the net proceeds, after underwriting discounts and commissions, of $759 million was used to repay a portion of our short-term debt. We will use the remaining proceeds from this offering for general corporate purposes.


The   Prospectus   is  also  hereby   supplemented   by  amending  the  "Selling
Securityholders" section on page 36 thereof by inserting the following as new selling securityholders:



                                                                                Number of
                                             Aggregate                          Shares of
                                          Principal Amount                      Associated
                                          of Debentures At  Total Percentage   Common Stock  Total Percentage
             Name of Selling                  Maturity       of Debentures         that       of Common Stock
             Securityholder               that May be Sold    Outstanding    May be Sold (1)  Outstanding (2)
             --------------               ----------------    -----------    ---------------  ---------------
   JMG Convertible Investments, LP           $25,000,000           3%           367,917              *
   JMG Triton Offshore Fund Limited          $25,000,000           3%           367,917              *

*      Indicates ownership of less than 1%.

(1) Assumes conversion of all of the holder's debentures at a conversion rate of
14.7167 shares of common stock per $1,000 principal amount at maturity of the debentures, rounded down to the nearest whole number of shares. However, this conversion rate is subject to adjustment as described under "Description of Debentures - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 400,800,852 shares of common stock outstanding as of January 11, 2002. Pursuant to that rule, in calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures but did not assume conversion of any other holder's debentures.

None of the selling securityholders have held any principal position, office or had any other material relationship within the past three years with us or our predecessors or affiliates.


                  Prospectus Supplement dated January 14, 2001

                                  End of Filing